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                                                                      EXHIBIT 23







CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Analytical Surveys, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-53950, No. 33-59940 and No. 333-47365) on Form S-8 of Analytical Surveys, Inc. of our report dated December 21, 2001 (except as to note 14, which is as of December 28, 2001), relating to the consolidated balance sheets of Analytical Surveys, Inc. and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the September 30, 2001 Annual Report on Form 10-K of Analytical Surveys, Inc.



KPMG LLP

Indianapolis, Indiana
December 28, 2001